FORM 8-K

                 SECURITIES AND EXCHANGE COMMISSION


                       Washington, D.C. 20549





                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported): February 13, 1995




                         ROSE'S STORES, INC.
       (Exact name of registrant as specified in its charter)


                              Delaware
           (State or other jurisdiction of incorporation)


0-631                                                      56-0382475
(Commission File Number)            (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                       27536
(Address of principal executive offices)                   (Zip Code)


                           (919) 430-2600
        (Registrant's telephone number, including area code)

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Item 5.  Other Events

      On September 5, 1993, the Registrant filed a voluntary Petition for Relief under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division (the "Court"). The Registrant is in possession of its property and is maintaining and operating its property as a debtor-in-possession pursuant to the provisions of Sections 1107 and 1108 of the Bankruptcy Code. On August
1, 1994, the Registrant filed with the Court a proposed Joint Plan of Reorganization with the consent of the official unsecured creditors committee, the pre-petition secured senior noteholders, and the official equity committee. On October 5, 1994, the Court approved a First Amended Disclosure Statement that described the proposed First Amended Joint Plan of Reorganization (the "Plan") and approving the solicitation of acceptances and rejections of the Plan from various classes of creditors and equity holders prior to the Court's holding a confirmation hearing.
On December 14, 1994, the Court confirmed the Plan and entered an order ("Confirmation Order") to that effect.

      Under the Plan, the record date for determining the entitlement of holders of Common Stock Interests to receive, in accordance with the terms of the Plan, subscription rights to purchase New Rose's Common Stock, New Rose's Warrants and the New Rose's Common Stock Secondary Distribution, is February 7, 1995. By motion dated February 10, 1995 and order of the Court dated February 13, 1995, the Plan was amended to change the record date for distributions of the New Rose's Warrants and New Rose's Common Stock Secondary Distribution to the Effective Date of the Plan, which is anticipated to be on or before April 30, 1995. The amendment does not affect the record date for the subscription rights to purchase New Rose's Common Stock, which remains February 7, 1995.

      The Plan as amended provides that on the Effective Date, the transfer ledgers will be closed and there will be no further changes in the record holders of the Voting Common Stock and Non-Voting Class B Stock of the Company after that date.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             ROSE'S STORES, INC.



Date:  February 17, 1995          By: \s\

                                  Jeanette R. Peters
                                  Senior Vice President
                                  Chief Financial Officer